                                                                       EXHIBIT A

                                    AMENDED
                               PLAN OF CONVERSION
                              AND RECAPITALIZATION
                                       OF
                          EMPLOYERS SELF INSURERS FUND

                                    AMENDED
                               PLAN OF CONVERSION
                              AND RECAPITALIZATION
                                       OF
                          EMPLOYERS SELF INSURERS FUND

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
Background...............................................................................
Purpose of Conversion....................................................................
Article I      Definitions...............................................................
Article II     Regulatory Approval.......................................................
Article III    Policyholder Voting.......................................................
Article IV     Process of Conversion.....................................................
Article V      Reorganization............................................................
Article VI     Consideration for Membership Interests....................................
Article VII    Allocation of Policyholder Consideration..................................
Article VIII   Allocation of Additional Subscription Rights..............................
Article IX     Subscription and Public Offerings.........................................
Article X      Stock Incentive Plan for Employees and Directors..........................
Article XI     Policyholder Interests....................................................
Article XII    Federal Tax Consequences..................................................
Article XIII   Conditions to Effectiveness...............................................
Article XIV    Failure of Plan to Become Effective.......................................
Article XV     Miscellaneous Provisions..................................................

              EXHIBITS TO PLAN OF CONVERSION AND RECAPITALIZATION

EXHIBIT

  A  Articles of Incorporation of Holding Company

  B  Bylaws of Holding Company

  C  Certificate of Designation, Preferences and Rights of Series A Preferred
     Stock

  D  Form of Amended and Restated Articles of Incorporation of Stock Company

  E  Form of Amended and Restated Bylaws of Stock Company

  F  Recapitalization Agreement

  G  Actuarial Contribution Memorandum

  H  Organizational Chart (after conversion)

                                    AMENDED
                               PLAN OF CONVERSION
                              AND RECAPITALIZATION
                                       OF
                          EMPLOYERS SELF INSURERS FUND

     This Amended Plan of Conversion and Recapitalization (the "Plan"), which has been adopted by the Board of Trustees of Employers Self Insurers Fund at a
meeting duly called and held on             , 1996, provides for the ultimate
conversion of Employers Self Insurers Fund to a domestic stock insurance company in accordance with the requirements of the Florida Insurance Code.

                                   BACKGROUND

     Employers Self Insurers Fund ("ESIF") currently exists as a group self-insurance fund ("GSIF") authorized pursuant to Section 624.4621, Florida Statutes. In 1995, ESIF's Board of Trustees resolved to effect the conversion of ESIF from a GSIF to an assessable mutual insurer authorized pursuant to part II of Chapter 628, Florida Statutes. In January 1996, ESIF purchased Summit Consulting, Inc., ESIF's management and service company. Due in part to the need to focus upon that acquisition, the conversion to an assessable mutual was delayed and has yet to be completed.

     Earlier this year, the Board of Trustees reiterated its desire to effect a conversion of ESIF. The Board determined, however, that conversion to an assessable mutual would not fully achieve its objectives, and resolved to take the next step and propose a conversion of ESIF to a domestic stock insurance company. The stock insurer will be recapitalized and will become a wholly-owned subsidiary of a holding company whose outstanding shares of common stock are traded in a public securities market. The reasons and rationale behind the Board's decisions are set out below under "Purposes of Conversion."

     The Board has submitted to the Florida Department of Insurance (the "Department"), in conjunction with the submission of this Plan, an application for authorization to become an assessable mutual insurer. The application, if approved, will convert ESIF to an assessable mutual insurer (the "Mutual Company"). This Plan, which contemplates the conversion from an assessable mutual to a stock insurer and recapitalization by the Holding Company, is predicated upon the approval of the aforementioned application. It is contemplated that the Department will issue one consent order approving both the conversion of ESIf from a group self-insurance fund to an assessable mutual and from an assessable mutual to a stock insurer, and that both conversions will occur in a single day.

                             PURPOSE OF CONVERSION

     GSIFs such as ESIF have played a significant role in Florida's workers' compensation insurance marketplace for two decades. During that time, the GSIFs provided coverage to employers as an alternative to the limited number of commercial carriers. As a result of the 1993 workers' compensation reforms, the marketplace has undergone significant change, attracting significant competition from commercial carriers. Consequently, GSIFs such as ESIF find it increasingly difficult to maintain their market share and sustain healthy growth as policyholders move toward more traditional products and non-assessability. In fact, many of Florida's GSIFs have left the marketplace, either by transferring their business to commercial carriers or by converting to stock or non-assessable mutual companies. The Board has concluded that ESIF should join those GSIFs which have converted to stock insurers.

     ESIF's ultimate conversion to a stock company that is wholly owned by a publicly traded holding company (the "Conversion") is expected to strengthen ESIF's financial condition by enabling it to obtain capital from sources that are generally available to a stock company, but not to a policyholder-owned self-insurance fund or mutual insurer. Formation of the holding company will provide greater flexibility than ESIF would otherwise have to diversify its business activities through existing or newly-formed subsidiaries or through strategic partnerships which could enhance its financial security and diversity and permit it to grow and eventually expand into other markets. Finally, Policyholders will be able to realize an economic benefit for their membership interest which is not currently available to them, in addition to being relieved of contingent liability for assessment which currently exists under their insurance contracts, and the Florida Insurance Code.

                                   ARTICLE I

                                  DEFINITIONS

     As used in this Plan, the following capitalized terms shall have the following meanings:

     1.1 Special Meeting. "Special Meeting" shall mean the meeting of ESIF, including adjournments or postponements thereof, at which this Plan is to be submitted to the Voting Policyholders for approval as provided in Section 3.1 of this Plan.

     1.2 Board of Trustees. "Board of Trustees" shall mean the Board of Trustees of ESIF.

     1.3 Common Stock. "Common Stock" shall mean the shares of the common stock, no par value, of the Holding Company.

     1.4 Department. "Department" shall mean the Department of Insurance of the State of Florida.

     1.5 Effective Date. "Effective Date" shall mean the date on which all the conditions to the effectiveness as provided in Article XIII of this Plan have been satisfied. The Effective Date shall not be more than six (6) months from the date the order of the Department approving the Plan becomes effective; provided that such period may be extended for such an additional period as may be requested by the Board of Trustees and approved by the Department.

     1.6 Eligible Policyholders. "Eligible Policyholders" shall mean owners of Policies issued by ESIF, who owned such Policies during the period beginning August 20, 1993, and ending August 20, 1996, as required by Section 628.6017(1)(f), Florida Statutes.

     1.7 ESOP. "ESOP" shall mean the Employee Stock Ownership Plan formed at the direction of the Board of Trustees of the Holding Company for the benefit of the employees of the Holding Company and its subsidiaries, including the Stock Company.

     1.8 Financing. "Financing" shall mean a transaction or transactions resulting in the infusion into the Stock Company of Policyholders' surplus in an amount: (i) not less than that required of a newly-licensed Florida stock insurer pursuant to Section 624.407, Florida Statutes; (ii) not less than an amount sufficient to satisfy the premium-to-surplus requirements of Section 624.4095, Florida Statutes; and (iii) acceptable to the Department. Section
624.4095 provides that an insurer's ratio of actual annual written premiums to current surplus as to Policyholders must not exceed 10 to 1 for gross written premiums and must not exceed 4 to 1 for net written premiums. For the purposes of the foregoing, Section 624.4095 provides that premiums shall be calculated as the product of the actual or projected premiums and the following: (i) for property insurance, 0.90; (ii) for casualty insurance, 1.25; (iii) for health insurance, 0.80; and (iv) for all other kinds of insurance, 1.00. Notwithstanding the foregoing, the Department may, in practice, require a higher level of Policyholders' surplus for a domestic insurer after taking into consideration factors including, but not limited to: (i) the lines of business underwritten; (ii) the maturity of the insurer and its business; (iii) the quality of the asset portfolio of the insurer; (iv) the experience and competence of the management of the insurer; and (v) applicable risk-based capital requirements.

     1.9 Florida Insurance Code. "Florida Insurance Code" shall mean Chapters 624 through 632, 634, 635, 637, 638, 641, 642, 648, and 651 of the Florida
Statutes, and any amendments thereto effective on the Effective Date.

     1.10 Holding Company. "Holding Company" shall mean Summit Holding Southeast, Inc., a Delaware corporation, formed for the purpose of acquiring 100% of the capital stock of the Stock Company and to facilitate the Financing. The proposed Articles of Incorporation and Bylaws of the Holding Company are attached as Exhibits A and B, respectively.

     1.11 In-Force Policy. "In-Force Policy" shall mean a Policy for which a binder letter has been issued and the effective date noted in such letter has passed, and such Policy has not been surrendered or otherwise terminated, or expired by its terms.

     1.12 Meeting Record Date. "Meeting Record Date" shall mean a date set by ESIF, which date shall be no more than seventy days and no less than thirty days prior to the date on which the Special Meeting is to be convened.

     1.13 Member. "Member" shall mean a member of ESIF (as such term is used in the Florida Insurance Code in reference to members of group self-insurance funds).

     1.14 Membership Interests. "Membership Interests" shall mean the rights of Members of ESIF arising under the organizational documents thereof, the Florida Insurance Code and otherwise, including, without limitation, the right to vote for trustees and on other matters and to participate in any distribution of surplus on liquidation, but not including contractual rights arising under Policies, including, without limitation, the right to be paid insurance benefits. "Membership Interests" shall include all rights of Policyholders of whatever type in the surplus of ESIF or the Mutual Company.

     1.15 Mutual Company. "Mutual Company" shall mean the interim assessable mutual company resulting from the conversion of ESIF.

     1.16 Person. "Person" shall mean an individual, corporation, partnership, association, joint stock company, trust, unincorporated organization, government or political subdivision thereof or any other entity not specifically listed in this definition.

     1.17 Plan. "Plan" shall mean this Amended Plan of Conversion and Recapitalization, as it may be amended from time to time.

     1.18 Policies. "Policies" shall mean the indemnity agreements issued by ESIF.

     1.19 Policyholders.  "Policyholders" shall mean the owners of Policies.

     1.20 Preferred Stock. "Preferred Stock" shall mean the Series A Preferred Stock of the Holding Company, having the designation, preferences and rights, and subject to the qualifications, limitations and restrictions as are set forth in the "Certificate of Designation, Preferences and Rights of Series A Preferred Stock" attached hereto as Exhibit C.

     1.21 Stock Company. "Stock Company" shall mean the stock company resulting from the conversion of Mutual Company pursuant to the Plan.

     1.22 Subscription Rights. "Subscription Rights" shall mean nontransferable rights to purchase shares of the Common Stock. All such Subscription Rights granted as described in the Plan shall be exercisable at the same per share price, and such price shall be determined in accordance with Section 7.2(a) below.

     1.23 Voting Policyholders. "Voting Policyholders" shall mean all Persons who, as reflected on the records of ESIF, were owners of In-Force Policies of ESIF at the close of business on the Meeting Record Date.

                                   ARTICLE II

                              REGULATORY APPROVAL

     This Plan is subject to the approval by the Department pursuant to Sections 628.461, 628.6013, and 628.6017, Florida Statutes. The approval of the Department will constitute approval of all aspects of this Plan under the Florida Insurance Code.

     2.1 Approval of the Plan shall constitute a determination by the Department that the terms of the Plan are fair and equitable to the Members. However, the Department's approval of the Plan does not constitute an endorsement or recommendation thereof.

     2.2 The Plan contemplates the reorganization of ESIf and its subsidiaries. Pursuant to that reorganization, the Holding Company will become the parent of Stock Company and its subsidiaries, either directly or indirectly. Additionally, the companies within the holding company system shall be reorganized in accordance with the Organizational Chart attached hereto as Exhibit H. Accordingly, approval of the Plan will constitute approval of the reorganization of the holding company system as required under Section 628.461, Florida Statutes. No separate approval by the Department will therefore be required in connection with the acquisition of one hundred percent (100%) of the voting securities of Stock Company or its stock insurer subsidiary by the Holding Company or the reorganization of the holding company system. The Plan also contemplates the ESOP purchasing up to ten percent (10%) of the Common Stock. Approval of this Plan shall constitute approval of said acquisition, or, alternatively, a determination that no such approval is required.

     2.3 The Department may deem it appropriate to conduct a public or evidentiary hearing in connection with its review of this Plan.

                                  ARTICLE III

                              POLICYHOLDER VOTING

     3.1 Special Meeting. After approval of the Plan by the Department, ESIF shall provide notice of the 1996 Special Meeting (the "Special Meeting") of its Members at which the Plan and the Amended and Restated Articles of Incorporation of the Stock Company (in the form attached hereto as Exhibit D) and the amended and restated bylaws of the Stock Company (in the form attached hereto as Exhibit
E) reflecting the conversion to the Stock Company (the "Restated Articles of Incorporation" and "Restated Bylaws," respectively) shall be submitted for the approval of the Voting Policyholders. Such Special Meeting shall be held at the home office of the Mutual Company or at such other reasonable location as may be determined by the Mutual Company. Prior to such Special Meeting, ESIF shall send to its Voting Policyholders, at their addresses as most recently reflected in the records of ESIF, such notices, disclosure documents, proxy or ballot forms and information or explanatory statements as shall be necessary and appropriate.

     3.2 Approval. This Plan, the Articles of Incorporation of the Mutual Company, and the Restated Articles of Incorporation and Bylaws of the Stock Company shall be approved by the Voting Policyholders if (i) not less than two-thirds of the votes cast by the Voting Policyholders voting thereon in person, by proxy, or by mail and (2) not less than a majority of the votes of Voting Policyholders, are cast in favor of the Plan.

     3.3 Supervision by Department. The Department may supervise the tabulation of votes and may appoint such voting inspectors as it deems necessary or advisable.

     3.4 Certifying and Filing the Approved Plan. If this Plan and the Articles of Incorporation of the Mutual Company and the Restated Articles of Incorporation and Bylaws of the Stock Company are approved at the Special Meeting, then within five days after the Special Meeting, the Mutual Company shall prepare under its corporate seal a certificate setting forth the date and results of the vote cast at the Special Meeting and a copy of the Plan as approved. Such certificate shall be executed by both ESIF's chairman and Mutual Company's chairman and secretary (or assistant secretary) and duly sworn to by one of them. The certificate shall be delivered to the Department.

                                   ARTICLE IV

                             PROCESS OF CONVERSION

     The Florida Insurance Code does not currently provide for conversion directly from a GSIF to a stock insurer. In order to effect such a conversion, a GSIF must convert first to an assessable mutual. The application process for conversion to an assessable mutual is separate and distinct from this Plan. Nevertheless, in the interest of expediting ESIF's transformation to a stock company, this Plan shall be filed for approval by the Department concurrently with ESIF's application to convert to an assessable mutual. It is anticipated that both review and approval processes will run concurrently. It is further anticipated that ESIF's application to become an assessable mutual and approval of this Plan will occur simultaneously.

                                   ARTICLE V

                                 REORGANIZATION

     5.1 Restatement of Articles of Incorporation and Bylaws. On the Effective Date, the Restated Articles of Incorporation and Bylaws of the Stock Company shall be filed with the Department and the Florida Secretary of State as required by applicable law. Such Restated Articles of Incorporation and Bylaws may be further amended after the Effective Date in accordance with their provisions and the laws of the State of Florida.

     5.2 Recapitalization of Stock Company. On the Effective Date, the Restated Articles of Incorporation of the Stock Company shall authorize it to issue fifteen thousand (15,000) shares of Common Stock with a par value of one hundred dollars ($100) per share. On the Effective Date, the Eligible Policyholders will exchange their Membership Interest for Preferred Stock in the Holding Company, pursuant to the Recapitalization Agreement attached hereto as Exhibit F, all of such authorized shares of Common Stock, and in exchange therefor the Holding Company shall issue and deliver to the Stock Company the Preferred Stock and the Subscription Rights as described in Sections 6.1 and 6.2 below, and the Holding Company shall contribute in cash an amount adequate to capitalize Stock Company in the manner described in Section 13.4 of this Plan.

                                   ARTICLE VI

                     CONSIDERATION FOR MEMBERSHIP INTERESTS

     Upon the Effective Date, Policyholders will cease to have any rights as Members of ESIF or the Mutual Company, including, without limitation, the right to elect trustees or directors and vote as to other matters, and any rights to the distribution of surplus in liquidation, subject to the provisions of Articles VII and VIII of this Plan. In exchange for their Membership Interests, Policyholders will (i) no longer be subject to assessment by ESIF or the Mutual Company during their current Policy year (in the case of those Policyholders who have In-Force Policies) or for any prior year in which they held a Policy, unless such assessment was imposed prior to the Effective Date; (ii) be relieved of all future contingent liabilities of ESIF and the Mutual Company arising after the Effective Date; (iii) receive that number of shares of Preferred Stock determined in accordance with Section 7.1 below; and (iv) receive subscription rights to purchase that number of shares of Common Stock determined in accordance with Section 7.2.

     6.1 Preferred Stock. As consideration for their Membership Interests, Eligible Policyholders shall receive consideration, the principal component of which will be shares of Preferred Stock in the Holding Company. Such Preferred Stock shall be issued to Eligible Policyholders based upon the Allocation of Policyholder Consideration described in Section 7.1 below and shall be issued as soon as practicable after the Effective Date. The aggregate number of shares of Preferred Stock to be given to Eligible Policyholders pursuant to this Plan shall be 1,640,000 shares with a par value of Ten Dollars ($10.00) per share. The Preferred Stock is described in detail in the Certificate of Designation, Preferences and Rights of Service A Preferred Stock, a copy of which is attached hereto as Exhibit C.

     6.2 Subscription Rights. In addition to the Preferred Stock described above, Eligible Policyholders shall receive Subscription Rights in the Common Stock to be issued by the Holding Company. The Subscription Rights shall, in the aggregate, entitle the Eligible Policyholders to purchase eighty percent (80%) of the Aggregate Common Shares (as defined in Section 7.2(a) below). Thus, should the Eligible Policyholders determine that it is in their best interests to capitalize the Stock Company through the purchase of Holding Company Common Stock, the Eligible Policyholders shall be entitled to retain ownership and control of the Stock Company and its subsidiaries through their ownership of the Common Stock. The remaining twenty percent (20%) of the Aggregate Common Shares shall be reserved for subscription by the ESOP and the officers, directors and executive employees of the Holding Company and its subsidiaries, including the Stock Company, pursuant to Article VIII below. It is contemplated that any portion of the Aggregate Common Shares allocated to, but not issued to, Eligible Policyholders, the ESOP or the

Management Group (as defined in Section 8.1(b)) shall be offered for sale to the public. The procedures for offering the shares of Common Stock pursuant to the Subscription Rights are set forth in Article IX below.

                                  ARTICLE VII

                    ALLOCATION OF POLICYHOLDER CONSIDERATION

     The allocation of the Preferred Stock and the Subscription Rights, described in Sections 6.1 and 6.2 above, shall be determined as follows:

     7.1 Preferred Stock. Each Eligible Policyholder shall be paid consideration based upon the allocation to such Policyholder of a number of shares of Preferred Stock as follows:

          (a) Each Eligible Policyholder shall receive a total number of shares of Preferred Stock equal to the sum of (i) and (ii) below.

             (i) A fixed number of shares of Preferred Stock based upon the number of Policies, and earned premium attributable to each Policy, of which such Policyholder was the owner of record during the period from August 20, 1993, through August 20, 1996 (the "Eligibility Period"). Specifically, each Eligible Policyholder shall be entitled to Ten (10) shares of Preferred Stock for each Policy of which such Policyholder was the owner of record during the Eligibility Period. Additionally, each
        such Policyholder shall be entitled to      (  ) share of Preferred
        Stock for each      Dollars ($          ) of earned premium attributable
        to Policies of which such Policyholder was the owner of record during the Eligibility Period. A Policyholder shall not be entitled to a share of Preferred Stock for any fraction of earned premium less than
        Dollars ($          ).

             (ii) A variable number of shares of Preferred Stock based upon an actuarial formula determining the contribution to surplus attributable to each Eligible Policyholder during the Eligibility Period. Only Eligible Policyholders whose policies were "guaranteed cost" shall receive any shares pursuant to this section 7.1(a)(ii). Subject thereto, the number of shares of Preferred Stock comprising the variable component for each Eligible Policyholder shall be determined according to the Actuarial Contribution Memorandum, attached hereto as Exhibit G. The actuarial formula explained therein is substantially similar to the methodology utilized in determining the dividends payable to ESIF Members during ESIF's existence as a self-insurance fund.

          (b) Thirty percent (30%) of the total number of shares of Preferred Stock that will be issued by the Holding Company pursuant to this Plan shall be allocated as the aggregate fixed component and the remaining seventy percent (70%) shall be allocated as the aggregate variable component.

     7.2 Subscription Rights. Each Eligible Policyholder shall receive Subscriptions Rights based upon the allocation to such Policyholder of Subscription Rights to purchase Common Stock as follows:

          (a) The total number of shares of Common Stock that will be issued by the Holding Company (the "Aggregate Common Shares") shall be determined by the Board of Trustees or a committee of the Board of Trustees of the Stock Company based upon (i) the amount of cash that the Holding Company needs to fund the Financing, plus any other working capital needs of the Holding Company, and its subsidiaries, including the Stock Company, and (ii) the price per share at which the Holding Company actually offers its Common Stock pursuant to the Subscription Rights and any subsequent sale of Common Stock to the public (the "Per Share Offering Price"). The amounts described in items (i) and (ii) shall be determined with the help of professional advisors and will be agreed upon by the Board of Trustees of the Stock Company and the Holding Company. A further description of the determination of the Per Share Offering Price is set forth in Section 9.5.

          (b) Each Eligible Policyholder shall receive Subscription Rights to purchase up to 4.99 percent of Aggregate Common Shares at a price per share equal to the Per Share Offering Price, with a minimum required purchase of one hundred (100) shares of Common Stock for each Eligible Policyholder who chooses to subscribe. In the aggregate, Eligible Policyholders shall be allocated Subscription Rights to one hundred percent (100%) of the Aggregate Common Shares, less the shares subscribed for by the ESOP and the Management Group, which together shall not exceed twenty percent (20%) of the Aggregate Common Shares. In the event that the Eligible Policyholders collectively subscribe to more than the eighty percent (80%) of the Aggregate Common Shares that has been initially allocated to them, such eighty percent (80%) of the Aggregate Common Shares, plus any additional shares that are not subscribed for by the ESOP and the Management Group (as defined in Section 8.1(b)), shall be allocated among individual Eligible Policyholders by multiplying the ratio of the earned premium attributable to Policies of which each Policyholder was the owner of record during the Eligibility Period to the total premium earned during the Eligibility Period by the total number of shares representing the allocation to Eligible Policyholders.

          (c) No Person other than the ESOP shall be permitted, individually or in conjunction with any affiliated Person, to acquire directly or indirectly more than 4.99 percent of the Common Stock, without Department approval as required by section 628.461, Florida Statutes.

                                  ARTICLE VIII

                  ALLOCATION OF ADDITIONAL SUBSCRIPTION RIGHTS

     8.1 In order to provide incentives to the directors, officers and executive employees of the Holding Company and its subsidiaries, including the Stock Company, in a manner comparable to other publicly-owned companies, and to encourage these individuals future to become partners in its development, twenty percent (20%) of the Aggregate Common Shares shall be set aside for subscription by or on behalf of those individuals, as follows:

          (a) The Holding Company shall grant Subscription Rights to the ESOP to purchase up to ten percent (10%) of the Aggregate Common Shares. The price to be paid by the ESOP for the purchase of each share of Common Stock pursuant to such Subscription Rights shall be the Per Share Offering Price.

          (b) The Holding Company shall also grant Subscription Rights to certain officers, directors and executive employees of the Holding Company and its subsidiaries, including the Stock Company (the "Management Group") to purchase up to an aggregate of ten percent (10%) of the Aggregate Common Shares. The price to be paid by each member of the Management Group for the purchase of each share of Common Stock pursuant to such Subscription Rights shall be the Per Share Offering Price. Certain members of the Management Group may also be granted Subscription Rights in accordance with Section
     7.2 because they are Eligible Policyholders. However, no member of the Management Group shall be permitted, individually or in conjunction with any affiliated Person, to acquire directly or indirectly more than 4.99 percent of the Common Stock, pursuant to all Subscription Rights granted to such member.

          (c) Any shares of the Aggregate Common Shares that are not subscribed to by the ESOP or the Management Group, as the case may be, shall be available for purchase by Eligible Policyholders, in the event that the Eligible Policyholders subscribe for more than the 80% of the Aggregate Common shares initially allocated for subscription by the Eligible Policyholders.

                                   ARTICLE IX

                       SUBSCRIPTION AND PUBLIC OFFERINGS

     9.1 Subscription Offering Procedures. The Stock Company and the Holding Company will prepare a joint proxy statement/prospectus (the "Prospectus"), pursuant to which each Voting Policyholder will be asked to vote on the Conversion and other matters set forth in this Plan. In addition, pursuant to the Prospectus, the Holding Company will offer for sale shares of its Common Stock pursuant to exercise of the Subscription Rights (the "Subscription Offering"). Also pursuant to the Prospectus and simultaneously with the Subscription Offering, the Holding Company will offer its Preferred Stock to Eligible Policyholders. If the requisite number of the Voting Policyholders approve the Conversion, the Preferred Stock will be distributed to each Eligible Policyholder in consideration of such Eligible Policyholder's Membership Interest, without any exercise of Subscription Rights by Eligible Policyholders. As soon as practicable after the Department has approved this Plan and the Prospectus has been declared effective by the Securities and Exchange Commission, the Prospectus will be delivered to each Eligible Policyholder, the ESOP and the Management Group, along with an order form (the "Order Form") for use by such Persons in exercising his or its Subscription Rights for Common Stock. Each Order Form will contain, among other things, the following:

          (a) A specified date by which all Order Forms must be received by the Holding Company, which date shall be not less than twenty (20) nor more than forty-five (45) days following the date on which the Order Forms are mailed by the Holding Company, and which date shall constitute the termination of the Subscription Offering;

          (b) The Per Share Offering Price;

          (c) A description of the minimum and maximum number of shares of Common Stock which may be subscribed for pursuant to the exercise of Subscription Rights;

          (d) Instructions as to how the recipient of the Order Form is to indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment;

          (e) An acknowledgment that the recipient of the Order Form has received a copy of the Prospectus prior to the execution of the Order Form;

          (f) A statement to the effect that the Subscription Rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by the Persons to whom they are granted at least 48 hours prior to timely delivery to the Holding Company of a properly completed and executed Order Form, together with cash (if delivered in person) or check or money order in the full amount of the purchase price as specified in the Order Form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering; and

          (g) A statement that the executed Order Form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

     9.2 Payments for Subscriptions. (a) All payments for Common Stock purchased pursuant to the Subscription Rights must be delivered in full to the Holding Company, together with a properly completed and executed Order Form on or prior to the expiration date specified on the Order Form, unless such date is extended by the Holding Company. Notwithstanding the foregoing, if the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for such shares at the time it subscribes, but rather may pay for such shares of Common Stock on the Effective Date, provided that there is in force from the time of its subscription until the Effective Date a loan commitment from a financial institution reasonably acceptable to the Holding Company to lend to the ESOP, on the Effective Date, the aggregate Per Share Offering Price owed by the ESOP pursuant to its subscription.

     (b) Payment for Common Stock subscribed for in the Subscription Offering shall be held by the Holding Company in a segregated, interest-bearing escrow account (the "Escrow Account"). On the Effective Date, the Holding Company shall apply each subscriber's proceeds in the Escrow Account to satisfy the applicable subscription price owed by such subscriber. The Holding Company shall as soon as practicable thereafter distribute to each subscriber the amount of interest earned in the Escrow Account on such subscriber's payment, net of any costs to the Holding Company of maintaining the Escrow Account. If for any reason the Conversion is not consummated, all payments made by subscribers shall be refunded to them (with interest net of any costs to the Holding Company of maintaining the Escrow Account) as soon as practicable after the determination that no such consummation shall occur.

     9.3 Undelivered, Defective or Late Order Forms. In the event that Order Forms (i) are not delivered and are returned to the Holding Company by the United States Postal Service, or the Holding Company is unable to locate the addressee, (ii) are not received back by the Holding Company or are received by the

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

Holding Company after the expiration date specified thereon, (iii) are defectively filled out or executed, or (iv) are not accompanied by the full required payment for the shares of Common Stock subscribed for, the Subscription Rights of the Person to whom such rights have been granted will lapse as specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscription shares by such date as the Holding Company may specify. The interpretation of the Stock Company of terms and conditions of the Plan, and of the Holding Company of terms and conditions of the Order Forms, will be final, subject to the authority of the Department.

     9.4 Public Offering. The Subscription Offering will include simultaneous offerings to the Eligible Policyholders, the ESOP and the Management Group. If feasible, all shares of the Aggregate Common Shares not subscribed for in the Subscription Offering may be sold in a public or private offering, subject to such terms, conditions and procedures as may be determined by the Holding Company. In such offering, no Person, individually or in conjunction with any affiliated Person, shall be permitted to acquire directly or indirectly more than 4.99 percent of the Aggregate Common Stock, without approval of the Department pursuant to section 628.461, Florida Statutes, provided that such limitation shall not be applicable to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public. The amount to be paid by the underwriters in such a public offering shall be equal to the Per Share Offering Price less an underwriting discount to be negotiated among such underwriters and the Holding Company. Such public offering will be commenced as soon as practicable following the date upon which the Subscription Offering terminates. If for any reason a public offering of any of the Aggregate Common Shares not sold in the Subscription Offering cannot be effected, or in the event that any insignificant number of remaining shares is not sold in the Subscription Offering or the subsequent public offering, other purchase arrangements may be made by the Holding Company.

     9.5 Per Share Offering Price. All shares of Common Stock sold pursuant to the Subscription Offering and the subsequent public or private offering shall be sold for a uniform price. The Per Share Offering Price shall be agreed upon by the Boards of Directors or a committee of the Board of the Stock Company and the Holding Company prior to commencement of the Subscription Offering.

                                   ARTICLE X

                STOCK INCENTIVE PLAN FOR EMPLOYEES AND DIRECTORS

     10.1 Employee Plan. It is anticipated that the Holding Company will implement the 1996 Employee Incentive Plan (the "Employee Plan"), providing for stock and stock-based incentive awards to be granted to certain key employees of the Holding Company and its subsidiaries, including the Stock Company. The purpose of the Employee Plan is to promote the success, and enhance the value, of the Holding Company, by linking the personal interests of the Holding Company's key employees to those of Holding Company shareholders and by providing the Holding Company's key employees with an incentive for outstanding performance. Subject to the terms and conditions set forth in the Employee Plan, a committee of the Holding Company's Board of Trustees, comprised of at least two directors who are not also employees of the Holding Company, will have discretion to select the key employees who are eligible to participate and to determine their awards.

     10.2 Director Plan. It is also anticipated that the Holding Company will implement the 1996 Stock Option Plan for Outside Directors (the "Director Plan"), providing for the Holding Company to grant to non-employee directors options to purchase shares of the Holding Company's Common Stock. The purpose of the Director Plan is to advance the interests of the Holding Company by encouraging the non-employee directors to own Common Stock of the Holding Company, thereby giving them an increased incentive to devote their efforts to the success of the Holding Company. Each non-employee director will be entitled to receive a number of options determined by a predetermined formula that is set forth in the Director Plan.

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

                                   ARTICLE XI

                             POLICYHOLDER INTERESTS

     Upon Conversion, the Policies held by Policyholders will be converted from assessable Policies to non-assessable Policies, without any endorsement or modification thereto. Policyholders will remain liable for all assessments imposed prior to the Effective Date. Policyholders will be relieved of all future contingent liabilities arising after the Effective Date from such Policies held. Insurance coverage under insurance policies issued by ESIF, including, without limitation, Policy coverages and benefits, will continue unaffected.

                                  ARTICLE XII

                            FEDERAL TAX CONSEQUENCES

     It is intended that the Conversion, the Subscription Offering and the public or private offering will be regarded for federal income tax purposes as one transaction with several discrete steps having the tax consequences outlined herein. The conversion of ESIF into Mutual Company is intended to be treated for federal income tax purposes as a tax-free reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"). The conversion of Mutual Company into Stock Company is intended to be treated as a tax-free Code section 368(a)(1)(E) recapitalization. Finally, the exchange by Eligible Policyholders of their Membership Interests in Mutual Company in return for the Preferred Stock and the exchange by Eligible Policyholders, the ESOP, the Management Group and the underwriters of cash for Common Stock is intended to be treated as a tax-free exchange under Code section 351. This Plan of Conversion shall constitute a plan to effect a change in the identity of ESIF, a plan of recapitalization and a plan of exchange under Section 351. Eligible Policyholders and ESIF, Mutual Company, Stock Company and Holding Company shall recognize no income, gain or loss as a result of the transaction contemplated by this Plan. ESIF may seek a ruling from the Internal Revenue Service to confirm the above described federal income tax consequences. As a condition to closing the transactions contemplated by this Plan, ESIF shall have received such ruling or have received an opinion of its counsel substantially to the same effect (in which event it may withdraw the ruling request to the Internal Revenue Service).

                                  ARTICLE XIII

                          CONDITIONS TO EFFECTIVENESS

     In order for the Plan to become effective, all of the conditions listed below must be satisfied. No Person shall have any rights or claims against ESIF, the Mutual Company, the Stock Company, the Holding Company, or any of their directors, officers, employees or agents, based upon the Plan not becoming effective due to the failure of one or more of the conditions set forth below to be satisfied.

     13.1 Approval of the Plan by the Department and Policyholders. The Plan and the Restated Articles of Incorporation and Bylaws of Stock Company shall have been approved by the Department and by the necessary vote of the Voting Policyholders.

     13.2 Approval of the Application by the Department. ESIF's application for approval to convert to an assessable mutual insurer shall have been approved by the Department.

     13.3 Financing. The Holding Company must have completed such equity or debt financing transaction or transactions which is or are adequate to capitalize Stock Company in the manner described below.

     13.4 Capitalization of Stock Company. On the Effective Date, Stock Company must have surplus as to Policyholders in an amount: (i) not less than that required pursuant to Section 624.407, Florida Statutes, of a newlylicensed Florida stock insurer; (ii) not less than an amount sufficient to satisfy the premium to surplus requirements of Section 624.4095, Florida Statutes; and (iii) acceptable to the Department. Section 624.4095 provides that an insurer's ratio of actual annual written premiums to current surplus as to Policyholders must not exceed 10 to 1 for gross written premiums and must not exceed 4 to 1 for net written premiums. For the purposes of the foregoing, Section 624.4095 provides that premiums shall be calculated as the product of the actual or projected premiums and the following: (i) for property insurance, 0.90; (ii) for casualty insurance, 1.25; (iii) for health insurance, 0.80; and
(iv) for all other kinds of insurance, 1.00. Notwithstanding the foregoing, the Department may, in practice, require a higher level of Policyholders' surplus for a domestic insurer after taking into consideration factors including, but not limited to: (i) the lines of business underwritten; (ii) the maturity of the insurer and its business; (iii) the quality of the asset portfolio of the insurer, (iv) the experience and competence of the management of the insurer; and (v) applicable risk-based capital requirements.

     13.5 Filing of Articles of Incorporation and Bylaws. The Restated Articles of Incorporation and Bylaws of Stock Company shall be filed in the manner provided by applicable statute or regulation.

     13.6 Policyholder Assessment. No assessments shall have been imposed against Policyholders.

     13.7 Tax Ruling or Opinion. ESIF shall have received the tax ruling or opinion described in the last sentence of Article XII.

                                  ARTICLE XIV

                      FAILURE OF PLAN TO BECOME EFFECTIVE

     If the Plan does not become effective, the Mutual Company will remain a group self-insurance fund. ESIF's articles of incorporation and bylaws will not be restated pursuant to the Plan, the Membership Interests will remain unchanged, and Policyholders will continue to be liable for assessments for each year that funds of ESIF are insufficient to satisfy its liabilities as if this Plan had not been proposed. The expenses incurred in the process of proposing the Conversion and recapitalization contemplated by the Plan shall be borne exclusively by ESIF.

                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

     15.1 Amendment of Plan. At any time prior to the Effective Date, the Board of Trustees of ESIF may amend this Plan and any filing made pursuant to this Plan so long as such amendment is consistent with the intent and purposes of the Plan as originally filed. If an amendment is adopted after the Plan has been approved by Voting Policyholders at the Special Meeting, and such amendment is not, in the judgment of the Board of Trustees of ESIF, materially disadvantageous to Policyholders, and in conformity with such intent and purposes, the Plan, as amended, need not be submitted for reconsideration by Voting Policyholders.

     15.2 Continuity of Corporate Existence. Upon the Conversion and recapitalization of ESIF, as provided for in this Plan, the corporate existence of ESIF shall continue uninterrupted in the form of Stock Company. All rights, franchises, licenses and interests of ESIF in and to every type of property, real, personal and mixed, and all choses in action shall continue unaffected and uninterrupted by the Conversion and recapitalization and shall accrue to the Stock Company. This Plan shall not be construed to result in any real or constructive issuance or exchange of any insurance Policy or any other transfer of any assets, rights or obligations by ESIF. All obligations and liabilities of ESIF shall continue unaffected and uninterrupted by the Conversion and recapitalization in the Stock Company. No action or proceeding pending at the Effective Date to which ESIF is a party shall be abated or discontinued by reason of this transaction but may be prosecuted to final judgment by the Stock Company in the same manner as if the recapitalization and conversion had not taken place. For all purposes, Stock Company shall be deemed to have been organized on April 1, 1978, the initial date of organization of ESIF.

     15.3 Extensions of Time Periods. In the event that subsequent to the approval of this Plan by the Department, this Plan or any action contemplated by this Plan becomes the subject of one or more legal or equitable proceedings in any state, federal court or administrative agency in the United States, then the periods referred to in the definition of the "Effective Date" and Article III of this Plan, respectively, may be lengthened by a period of time equal to the pendency of such proceeding or proceedings plus such previously determined periods.

     15.4 Governing Law. This Plan, and the rights and obligations of all parties under this Plan, will be governed and construed in accordance with the Florida Insurance Code and other applicable laws of the State of Florida without regard to principles of conflicts of laws.

     15.5 Interpretation of Plan. This Plan and any filing made pursuant to this Plan shall be interpreted in good faith by ESIF, and, unless objected to by the Department, such interpretation shall be binding upon all Policyholders and other Persons.

     15.6 Name Change. Immediately upon the Effective Date, the name of Stock Company will be changed from Employers Self Insurers Fund to a name to be chosen by the Board of Trustees.

     15.7 Oversights. If ESIF complies substantially and in good faith with the requirements of this Plan, the Department, the Florida Insurance Code and other applicable laws and regulations with respect to the giving of any notice, proxy, proxy statement or other materials to the Voting Policyholders or other Persons, or any other determination or action required by the Plan, then the failure or inability to comply in every respect with such requirements in any particular case shall not impair the validity of the actions or proceedings taken under this Plan or entitle any Person to any injunctive or other equitable relief with respect thereto.

     15.8 Right to Rely upon Documents Deemed Genuine. ESIF, its Board of Trustees, and its agents, officers and employees shall have the right to rely upon documents and records deemed in good faith to be genuine, authorized or properly executed and shall incur no liability or obligation for acting in reliance thereon.

     15.9 Authority to Remedy Errors. Subject to the terms of this Plan and with the approval of the Department, the Holding Company may issue additional shares of Preferred or Common Stock and take any other action it deems appropriate to remedy errors or miscalculations made in connection with this Plan.

     15.10 Corrections. ESIF may make such modifications to the Plan as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in the Plan; provided, however, that material modifications must be approved by the Department.

     15.11 Costs and Expenses. All reasonable costs, including those costs attributable to the use of the staff personnel and outside advisors, consultants and attorneys, relating to the Plan, shall be borne by the Stock Company or the Holding Company.

     15.12 No Preemptive Rights. Other than the Subscription Rights referred to in the Plan, no Policyholder of ESIF, Mutual Company or Stock Company shall have any preemptive right to acquire shares of Common or Preferred Stock in the Holding Company or Common Stock in the Stock Company in connection with or as a result of this Plan.

     IN WITNESS WHEREOF, this Amended Plan of Conversion and Recapitalization has been executed as of the date first above written.

                                          EMPLOYERS SELF INSURERS FUND

                                          By:

                                            ------------------------------------

                                          Name:

                                              ----------------------------------
                                              Chairman of the Board of Trustees

ATTEST:

--------------------------------------
              Secretary

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